Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of NYSE Euronext for the registration of debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated March 22, 2007, with respect to the consolidated financial statements of Euronext N.V., Amsterdam, The Netherlands, included in NYSE Euronext’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands

May 15, 2008

Ernst & Young Accountants